Exhibit 99.1

Station Casinos Announces Second Quarter 2015 Results

LAS VEGAS--(BUSINESS WIRE)--August 11, 2015--Station Casinos LLC ("Station", "we" or the "Company") today announced the results of its operations for the second quarter ended June 30, 2015.

Second Quarter Highlights

  Net revenues increased 5.0% and Adjusted EBITDAM increased 10.1% compared to the prior year period.
  Adjusted EBITDAM margin increased 160 basis points to 34.0% compared to the prior year period.
  Ninth consecutive quarter of year-over-year net revenue growth and seventeenth consecutive quarter of year-over-year Adjusted EBITDAM growth.
  Net revenues at our Las Vegas properties increased 4.0% and Las Vegas Adjusted EBITDAM increased 7.1% compared to the prior year period.
  Native American management fees contributed $14.4 million to Adjusted EBITDAM, an increase of 33% compared to the prior year period.

"We are pleased to report another solid quarter, as net revenues increased 5.0% and Adjusted EBITDAM increased 10.1% compared to the prior year period,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “Our continued revenue growth in the second quarter was driven by strong demand across all areas of our business. In addition, our ongoing ability to leverage operational efficiencies allowed us to post our eleventh consecutive quarter of year-over-year improvement in Adjusted EBITDAM margin.”

Consolidated Results of Operations

The Company's consolidated net revenues for the second quarter ended June 30, 2015 were $337.8 million, an increase of $16.1 million, or 5.0%, compared to the prior year period. Consolidated Adjusted EBITDAM for the quarter increased $10.5 million, or 10.1%, to $114.9 million compared to the prior year period, and Adjusted EBITDAM margin increased 160 basis points to 34.0%. Our Las Vegas properties recorded a 4.0% increase in net revenues, a 7.1% increase in Adjusted EBITDAM and a 100 basis points increase in Adjusted EBITDAM margin to 32.3%. In Las Vegas, we experienced continued growth in both gaming and non-gaming areas with a 3.6% increase in casino revenue, a 5.6% increase in food and beverage revenue and an 8.2% increase in hotel revenue. Results from the two Native American properties managed by the Company were also strong, as management fees increased by 33% to $14.4 million.

Year-to-date through June 30, 2015, the Company’s consolidated net revenues were $680.6 million, a 5.0% increase compared to the first six months of 2014. Adjusted EBITDAM was $239.6 million for the six months, a $24.3 million, or 11.3%, increase compared to the prior year and Adjusted EBITDAM margin increased 200 basis points to 35.2%. Native American management fees increased $6.0 million to $28.8 million for the six months ended June 30, 2015.

"Our second quarter financial results reflect the ongoing improvement of the Las Vegas economy. Job growth, population growth, housing prices and consumer confidence all continued to head in the right direction. Improvement in the local economy, combined with our strong operating leverage, led to our Las Vegas properties reporting the strongest second quarter Adjusted EBITDAM since 2008 and a 40% improvement in our second quarter Adjusted EBITDAM when compared to the trough in the second quarter of 2010," Falcone stated.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Balance Sheet Highlights

As of June 30, 2015, the outstanding principal balance of the Company’s long-term debt was $2.0 billion (excluding a non-recourse land loan of $114.0 million) and cash and cash equivalents were $113.8 million. As of June 30, our debt (net of excess cash) to Adjusted EBITDAM ratio was 4.5 times, excluding the non-recourse land loan.

Conference Call Information

The Company will host a conference call on August 11, 2015 at 1:30 p.m. Pacific Time to discuss its second quarter 2015 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 869-3847 or (201) 689-8261 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from August 11, 2015 through August 18, 2015 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets, including fluctuations in interest rates, on our ability to refinance our debt, access additional capital and financial condition generally; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDAM is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDAM includes net income from continuing operations plus interest expense, net, depreciation and amortization, management fee expense, preopening expense, share-based compensation expense, a donation to UNLV, asset impairment charges, write-downs and other charges, net, loss on extinguishment of debt, and change in fair value of derivative instruments, and excludes gain on Native American development and Adjusted EBITDAM attributable to the noncontrolling interests of MPM. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Income
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating revenues:
Casino	$229,672	$221,602	$463,737	$447,245
Food and beverage	62,860	59,543	128,086	120,589
Room	31,255	28,884	62,646	57,264
Other	18,642	18,461	35,822	35,537
Management fees	21,025	17,058	40,975	34,444
Gross revenues	363,454	345,548	731,266	695,079
Promotional allowances	(25,636)	(23,801)	(50,679)	(46,855)
Net revenues	337,818	321,747	680,587	648,224

Operating costs and expenses:
Casino	87,147	84,150	172,178	169,116
Food and beverage	40,374	39,403	81,754	79,502
Room	11,302	11,425	23,090	22,715
Other	6,906	7,858	13,038	14,678
Selling, general and administrative	76,083	71,731	147,330	142,145
Preopening	286	144	414	173
Depreciation and amortization	35,775	32,134	70,932	63,692
Management fee expense	12,986	12,133	26,578	24,673
Asset impairment	2,001	-	2,001	-
Write-downs and other charges, net	(3,113)	14,497	(100)	16,022
	269,747	273,475	537,215	532,716

Operating income	68,071	48,272	143,372	115,508
Earnings from joint ventures	407	585	817	1,026
Operating income and earnings from joint ventures	68,478	48,857	144,189	116,534

Other expense:
Interest expense, net	(36,305)	(37,131)	(72,600)	(76,759)
Loss on extinguishment of debt	-	-	-	(4,132)
Gain on Native American development	-	49,074	-	49,074
Change in fair value of derivative instruments	(1)	(71)	(4)	(73)
	(36,306)	11,872	(72,604)	(31,890)
Net income from continuing operations	32,172	60,729	71,585	84,644
Discontinued operations	(33)	(6,120)	(165)	(16,448)
Net income	32,139	54,609	71,420	68,196
Less: Net income (loss) attributable to noncontrolling interests	2,323	(752)	3,782	(2,449)
Net income attributable to Station Casinos LLC	$29,816	$55,361	$67,638	$70,645

Station Casinos LLC
Summary Information and
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income from continuing operations	$32,172	$60,729	$71,585	$84,644
Interest expense, net	36,305	37,131	72,600	76,759
Depreciation and amortization	35,775	32,134	70,932	63,692
Management fee expense	12,986	12,133	26,578	24,673
Preopening expense	286	144	414	173
Share-based compensation	694	764	1,388	1,530
Donation to University of Nevada, Las Vegas	2,500	-	2,500	-
Asset impairment	2,001	-	2,001	-
Write-downs and other charges, net	(3,113)	14,497	(100)	16,022
Loss on extinguishment of debt	-	-	-	4,132
Gain on Native American development	-	(49,074)	-	(49,074)
Change in fair value of derivative instruments	1	71	4	73
Other	-	11	-	21
Adjusted EBITDAM attributable to MPM noncontrolling interests	(4,688)	(4,161)	(8,352)	(7,444)
Adjusted EBITDAM	$114,919	$104,379	$239,550	$215,201

Principal amount of long-term debt at June 30, 2015:
Credit agreement	$1,476,738
Senior notes	500,000
Land loan	113,994
Other	40,064
Total	$2,130,796

CONTACT:
Station Casinos LLC
Marc Falcone
Executive Vice President, Chief Financial Officer and Treasurer
(702) 495-3600
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248